EXHIBIT 10.5


                    K I R C H M A N     C O R P O R A T I O N
                          THE LEADER IN BANK AUTOMATION

                           Dimension License Agreement

      Kirchman Corporation ("KC") has developed and owns a software package with corresponding services known as "Dimension" (version identified hereinafter) as more fully described in the "operating manuals" (including "Banker's Reference" and "Dimension Procedures"); and "Customer" (identified hereinafter) desires to acquire from KC a nonexclusive license ("License") to use Dimension and KC desires to grant such License to Customer ("Licensee"), according to the following terms and conditions:

1.    LICENSE

      KC grants to Customer and Customer accepts from KC, a License to use the object code form of Dimension; operating manuals; and all future modifications, enhancements, supplements, and alterations ("KC Property") solely for the data processing needs of Customer and any other entities existing or acquired ("Dimension User") for which Customer provides data processing services utilizing KC Property. Customer may upgrade a change to any computer or computer operating system supported by KC. This License is for use of Dimension as processed at the computer center address indicated hereinafter, unless Customer requests in writing, 30 days in advance, to move computer center to a new location, at which time the new location will become the location of record. In the event of a disaster, Customer has the right to move KC Property to a disaster recovery site, on a temporary basis and agrees to notify KC as soon as possible after the move. Customer may operate Dimension in multiple locations by notifying KC in writing of such location(s) at which Dimension will be processed.

2.    TERMS OF AGREEMENT

      Terms of this "Agreement", unless earlier terminated. according to the provisions hereinafter, shall be as follows:

      (a) This Agreement and the License granted herein are for a term beginning on "Effective Date of Agreement and continuing for an "Initial Term" (indicated hereinafter) from end of "Installation Period." Effective Date means date on which KC executes Agreements. Installation Period shall extend from Effective Date until the earlier of (i) end of month in which Dimension is installed, or (ii) 180 days from Effective Date of this Agreement If this Agreement replaces and supersedes an existing agreement (identified hereinafter), Effective Date of this Agreement will be as indicated hereinafter.

      (b) This Agreement and License will be automatically renewed for additional five-year periods unless either party notifies the other in writing six months or more in advance of expiration date of this Agreement or any successive five-year renewal period, of its desire not to renew this Agreement.

3.    SOURCE CODE ESCROW

      For Customer's protection, KC has entered into an audited "Escrow Agreement" with an "Escrow Agent" to keep (on deposit) a current copy of the source code and operating manuals for Dimension. Upon completion of installation of Dimension, KC will supply Customer with a copy of Escrow Agreement, and designate Customer to Escrow Agent as Licensee.

4.    INSTALLATION, CONVERSION, AND ACQUISITION/MERGER SUPPORT

      (a) KC shall assist Customer with installation of Dimension and conversion of data to Dimension upon completion of session(s) described in subparagraph (b) below, and shall also undertake to assist Customer with conversion of data to Dimension for any Dimension User acquired or processed by Customer. KC shall use reasonable efforts to effect such installation of Dimension within one hundred

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           twenty (120) days after date on which Customer's personnel complete session(s) described below; but except as set forth below, KC shall not be liable for any damages, direct consequential, special, or otherwise, to Customer or to any other person in the event that Dimension is not installed within such time period for any reason.

      (b) To ensure the smooth and expedient installation of Dimension, a Dimension planning session shall be held. Customer shall involve senior management level personnel in session, including Customer's Chief Executive Officer ("CEO").

      (c) KC guarantees to complete installation by a mutually established installation date, or KC shall defer the commencement of any annual "License Fees" (defined hereinafter) for three full months from installation date.

      (d) Should KC be prevented from meeting the mutually established installation date through fault of Customer, Customer shall pay KC an additional fee not to exceed the "Initial Fee" (defined hereinafter).

      (e) Should Customer request additional on-site KC personnel assistance in connection with installation, services will be billed at KC's then current standard rates.

5.    SUPPORT SERVICES

      KC commits to provide, during term of this Agreement, certain "Support Services" and Dimension enhancements as follows:

      (a)  KC will provide software and operating manuals.

      (b) Customer acknowledges that the policy of KC is to provide improvements, to maintain timely applicability and competitive marketability of Dimension, to comply with state and federal government regulations applicable to data utilized in Dimension, to modify Dimension to be compatible with the most current level of computer and computer operating systems, and to make changes to enhance operation or performance of Dimension. Therefore, KC reserves the right to make changes required to maintain Dimension as current, competitive, and marketable as part of its services hereunder, KC will provide to Customer, at KC's expense, enhancements and operating manual changes resulting from the aforementioned. These improvements and error corrections to Dimension ("Dimension Release(s)") will be distributed in a format that facilitates timely implementation by Customer.

      (c) KC will support the most recent Dimension Release during term of this Agreement, regardless of how much time has elapsed since its delivery to Customer by KC.

      (d) KC will make its personnel available 24 hours a day for telephone consultation or computer-to-computer diagnosis relating to Dimension or use of Dimension, at no additional service charge to Customer.

      (e) To provide responsive assistance to Customer's request for Dimension problem resolution, KC may require written supporting documentation and details to substantiate such problems prior to attempting a resolution.

6. CUSTOMER RESPONSIBILITIES

      (a) Add to KC Property all Dimension Releases and distribute Dimension Procedures to all personnel.

      (b) Provide such equipment as may be necessary to install Dimension and immediately implement all Dimension Releases. Failure of Customer to install any Dimension Release shall relieve KC of any responsibility or liability for any improper operation or malfunction of Dimension resulting from Customer's failure to install and operate the most current Dimension Release.

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      (c)  Provide at Customer location a telecommunications link with KC computers as described in operating manuals.

      (d) Deliver to KC an executed "Dimension License Addendum," in the form and substance acceptable to KC, in its sole discretion, for each Dimension User to be processed on Dimension by Customer.

      (e) Certify in writing, within 10 days of KC's written request, "Total Assets" of Customer and Dimension Users in order to ensure accurate billing of License Fees.

7.    LICENSE FEES

      During term of this Agreement and any subsequent renewal term, certain License Fees will be payable to KC at its principal place of business listed on this Agreement, in accordance with the following provisions:

      (a) Initial Fee: Due with submission of this Agreement, executed by Customer, in amount indicated hereinafter.

      (b) Additional Installations: If Customer wishes to add additional Dimension Users or convert and/or merge additional banks/branches, Customer shall pay the then current Initial Fee(s).

      (c) Upgrade Fee: If Customer wishes to upgrade to another KC System, an Upgrade at the then current rate will be applicable.

      (d) License Fee: The first annual installment of License Fee shall be due with submission of this Agreement. License Fee shall be payable thereafter in advance, in annual installments each year of Initial Term due on first day of month following anniversary of Installation Period. If this is a renewal Agreement or for any extended term of this Agreement, License Fee shall be due and payable in advance in, annual installments starting on Effective Date or first day of any extended term. License Fee shall be computed by multiplying the Total Assets (in millions) of Customer and Dimension Usages by "Applicable Rate". Total Assets shall mean as of "Measurement Date," (i) in the case of a bank, its total assets determined in accordance with generally accepted accounting principles, or (ii) in the case of an entity which is not a bank. total amount of assets which represent accounts being processed. Total Assets shall include assets of any Dimension User as of first day of the calendar month immediately following installation of Dimension for any such Dimension User or an acquired/merged bank after the annual billing date on a pro rata basis. Measurement Date shall end as of the calendar quarter immediately preceding each due date of License Fee. Applicable Rate is calculated according to following formulas: (1) for Customers with Total Assets under $1 billion, Applicable Rate will equal $285 - (asset size in millions x .085), (2) for Customers with Total Assets from $1 billion up to $4 billion. Applicable Rate will equal $200 - [(asset size in millions - 1,000) x .002], (3) for Customers with Total Assets from $4 billion up to $15 billion, Applicable Rate will equal $194 - [(asset size in millions - 4,000) x .004], (4) for Customers with Total Assets from $15 billion to $30 billion, Applicable Rate will equal $150 - [(asset size in millions - 15,000)x.002], (5) for Customers with Total Assets over $30 billion, Applicable Rate will remain at $120 per million. KC shall have option to increase Applicable Rate, effective each year, by no more than the most recently reported annual percentage increase in the Consumer Price Index as published by the Bureau of Labor Statistics (U.S. Department of Labor). Should this Agreement be renewed, Customer agrees that the associated Licensee Fees will be computed at the same rate then currently charged by KC to its new customers as of the first day of renewal period.

      (e) FURST Fee: A fee of $595 per person shall be due and payable each February 1 for the FURST Annual Conference(s), and shall be based on Customer and each Dimension User separately. Minimum billing each calendar year for each organization shall be determined by reference to the Total Assets of Customer and each Dimension User as follows:
           $1 -100 million: 2 people; $101 -300 million: 3 people; $301-500 million: 4 people; $501-750 million: 5 people; and, $751 million and up: 6 people. Additional attendees (over minimum billing) to the FURST Annual Conference(s) shall be billed at a $395 rate.

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      (f)  Ancillary Services: Any ancillary services performed by KC, at
           Customer's request will be performed by KC at its then current rates.

      (g) Taxes: Payment for any applicable taxes associated with Customer and the aforementioned fees is due on same date as related fees. Customer shall also pay KC any penalties and interest resulting from Customer's failure to pay any applicable taxes.

8.    MONEY BACK GUARANTEE AND WARRANTY

      For a period of twelve (12) months from the end of Installation Period, KC warrants that Dimension will perform in the manner described in Banker's Reference; or KC shall refund Initial Fee paid for Dimension upon Customer's return of KC Property, and License shall be terminated as of return date of KC Property. Except for the foregoing, KC makes no warranties, either expressed or implied, with respect to Dimension or Banker's Reference, and the WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED. KC makes no representation as to the adequacy of Customer's existing or proposed hardware configuration.

9.    TITLE TO DIMENSION AND PROTECTIVE COVENANTS

      Customer acknowledges that KC Property is owned by KC, and that neither legal or equitable title to KC Property passes to Customer under terms of this Agreement. In turn, KC agrees to indemnify, defend, and hold Customer harmless from any U.S. patent or copyright infringement claims arising out of Customer's use of KC Property.

      Customer further acknowledges that KC Property constitutes a valuable asset and trade secret of KC, and any information with respect thereto is confidential, and use or disclosure of KC Property in a manner inconsistent with this Agreement may cause KC irreparable damage. Customer shall therefore, immediately notify KC of any information which comes to Customer's attention which does or might indicate that there has been any loss of confidentiality of KC Property. Customer shall take all reasonable steps within its power to limit any threat of loss of confidentiality with respect to KC Property. Accordingly, Customer agrees as follows:

      (a) Assignment: Customer shall not sell, lease, transfer, or assign its stewardship of KC Property; or its interests, rights, or responsibilities as Licensee to any third party, except as approved in writing by KC, to facilitate the transfer of control of Customer by sale of stock, merger, or consolidation. Similarly, Customer shall not offer, disclose, or make available to any third party, either gratuitously or for consideration. any modification to KC Property which may be designed by Customer.

      (b) Nondisclosure: Customer shall not disclose or permit duplication and release of confidential information relating to KC Property to unauthorized employees or third parties, except as a part of standard computer industry backup procedures, or as required for auditing purposes by independent certified public accountants, or as required for compliance with governmental regulatory authorities. Communication by Customer with third parties regarding Customer's evaluation of KC Property, Dimension performance, or Support Services, is not considered prohibited communication under this paragraph.

      (c) Dimension Integrity: For Customer's protection and to ensure Dimension's integrity, which is necessary to enable KC to provide Support Services, Customer agrees not to disassemble, decompile, reengineer, or otherwise translate any part of KC Property.

10.   LIMITATION OF LIABILITY

      Liability of KC to Customer for any liability, loss, damage cost, or expense to Customer ("Liability") arising from any breach or default by KC of any warranty, covenant, agreement, or undertaking hereunder shall be exclusively limited to actual direct damages incurred by Customer, but in no event or events, shall the aggregate of Liability exceed the total of any Initial Fee(s) paid, under this

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      and/or any previous agreement(s), if this is a renewal, for Dimension, nor under any circumstance shall Liability include any incidental or consequential damages which may be suffered by Customer.

11.   TERMINATION

      (a) This Agreement shall not be terminable by either party during Initial Term or during any renewal period thereof except as provided herein this Agreement

      (b) Upon failure of Customer to certify Total Assets of Customer and each Dimension User or pay any sums due hereunder within 10 days of receipt of written notice from KC that such sums have not been paid when due, at the option of KC, the License will terminate. In that event, or upon termination of the License for customer breach or any other reason, without prejudice to any other rights KC may have herein or at law or equity, Customer shall, within 180 days after receipt of notice of termination of License, cease any and all use of Dimension and return to KC all KC Property. Additionally, Customer shall pay all License Fees remaining through end of current term. Customer agrees upon termination to allow KC to inspect Customer's operations during regular and reasonable business hours to ensure that Customer has complied with its obligations under this paragraph.

      (c) Upon termination of this Agreement and the License granted herein, KC shall provide Customer and any Dimension User reasonably necessary deconversion assistance at KC's then current rate for such services.

      (d) Upon termination of this Agreement and the License granted herein, KC shall provide Customer and any Dimension User reasonably necessary deconversion assistance at KC's then current rate for such services.

12.   REMEDIES

      (a) It is agreed that any dispute arising between the parties shall be resolved by a senior officer of each party. If the dispute cannot be resolved at this level, CEOs of both parties shall resolve the dispute. If the dispute cannot be amicably resolved at the CEO level it shall be submitted to an arbitration tribunal consisting of a senior officer of each party and a third arbitrator registered with the American Arbitration Association, but in no case shall this tribunal award monetary damages that exceed those specified in this Agreement.

      (b) Customer agrees that, in event of termination, or any actual or threatened breach by Customer, or any unauthorized use, sale, transfer, cc disclosure of KC Property as contained in paragraph 9 herein. monetary damages alone shall riot or may not be sufficient remedy or protection for KC. Therefore, KC shall be entitled to such injunctive or other equitable relief to may be deemed proper or necessary by a court of competent jurisdiction.

13.   EXPENSES, COSTS OF COLLECTION, AND INTEREST

      KC shall have the right to collect from Customer reasonable expenses, including attorneys' fees, that KC incurs in enforcing any of its rights or remedies under this Agreement, including cost of collecting any sums payable to KC by Customer. Any monies not paid when due shall bear interest at the rate of 1 1/2% per month from due date until paid. No failure of KC to demand when due either (i) any installment, tax. fee, or other sum, or (ii) any other performance or obligation of Customer shall be deemed a waiver by KC of the obligation of Customer to pay any such sum or to perform any such obligation.

14.   NOTICES

      Notices sent to either party as required under this Agreement shall be in writing and sent via certified mail to the address listed herein in this Agreement.

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15.   GOVERNING LAW

      This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of Florida. In the event of any legal or equitable action arising under this Agreement, Customer agrees that jurisdiction and venue of such action shall lie exclusively within either the state court of Florida, located in Seminole County, or the United States District Cow for the Middle District of Florida, Orlando Division, and Customer specifically waives any other venue and submits to such jurisdiction.

16.   SEVERABILITY

      Provisions of this Agreement are severable, and in the event that any provision herein is held by any court to be void, voidable, or unenforceable, such provision shall be deemed stricken from this Agreement. All other terms and conditions shall remain in full force and effect, and the parties agree to remain bound by and perform in accordance with the terms herein, as so amended.

17.   ENTIRE AGREEMENT

      This Agreement constitutes entire agreement between parties herein mentioned and supersedes all prior understandings and agreements between them regarding License and/or those of Dimension W KC Property, and may not be modified or altered except by written instrument duly executed by Chairman of the Board of KC and an authorized officer of Customer. No waiver by KC of any condition, performance, or obligation of Customer shall be deemed a waiver with respect to the same condition, performance, or obligation at any other time.

Customer Republic National Bank                             In Witness Whereof the parties hereto have caused this
                                                            Agreement to be executed as of the dates indicated
Address (if different from the Computer Center              Customer:
Address)
                                                            By:___________________________________   Date:  11/07/97
2800 Ponce De Leon Boulevard                                   Authorized Signature of Customer
---------------------------------------------------------
                                                            Oscar Bustillo, Jr. - Chairman and CEO
Coral Gables, Florida 33134                                 --------------------------------------------------------
---------------------------------------------------------   Name/Title (Type or Print)

                                                            10 Northwest 42nd Avenue
----------------  ---------------  ----------------------   --------------------------------------------------------
Agreement Number   Customer Number    Total Assets          Computer Center Address

       Five           $262,125           $298,500           Miami, FL 33126
----------------  ---------------  ----------------------   --------------------------------------------------------
Initial Term (Yrs)  Initial Fee  First Annual License Fee
---------------------------------------------------------
             (not including applicable taxes)

            N/A                           6541              KIRCHMAN CORPORATION,
--------------------------    ---------------------------   711 East Altamonte Drive - Altamonte Springs, FL 32701
Effective Date (if renewal)   Previous Agreement Number
                              (if renewal)
      October 29, 1997                 Dimension            By:                            Date
--------------------------    ---------------------------      ------------------------        ---------------------
     Date Mailed by KC             Dimension Version             Authorized Signature


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The following is an addendum, which is incorporated and made a part of the
Dimension License Agreement attached hereto between Republic National Bank of Miami ("Republic") and Kirchman corporation ("Kirchman") .

1. The system that is being installed in Republic is referred to as either the Dimension or Dimension 3000 product. Dimension is currently Year 2000 compliant.

2. The currently planned installation date is the latter part of August 1998. This date and customer responsibilities will be finalized and agreed to at the Executive Overview Session. Republic shall not be in violation of
     Section 2, paragraph (a) item (ii) of the Dimension License Agreement provided the finalized date determined at the Executive Overview Session is prior to September 7, 1998.

3. It is Kirchman's commitment to interface the third party systems that are interfaced into Republic's existing core banking software, including the CSI and CheckFree products. These interfaces will be further defined at the Executive Overview Session held in Orlando approximately 60 days after contract signing.

4. Kirchman will provide the ability to support the ATM print statement feature currently available to Republic's customers, and this improvement will be integrated into and become an integral part of Dimension, therefore released and supported as a standard option in Dimension.

5. Kirchman will provide a print file so that Republic can customize their laser forms.

6. On the first day of the month following Republic's completed conversion to Dimension, all of Republic's existing Florida Software Services and Dimension 4000 contracts will be canceled without penalty to Republic. Monetary adjustments, if any, will be made at that time on a pro rata basis.

7. The contract for Dimension 4000 ATM product and Teller Terminal/Screen is canceled upon the signing of this agreement.

8. Kirchman will provide the Return Item and Noninterest Income Enhancement, as a customized improvement to the Dimension application. Republic understands and agrees that the improvement is being done at the bank's request and that Republic is required to fund this effort in the amount of $200,000.00 and that the improvement will be integrated into and become an integral part of Dimension, therefore, released and supported as a standard option in Dimension. Description attached as Exhibit A. Payment will be $100,000.00 on signing (included in Initial Fee) and $100,000.00 at time of conversion.

9. Republic will be added to the list of customers maintained by the escrow agent upon contract acceptance. Republic will also receive, upon written request, copies of the most recent independent third party audit of the escrowed materials. (Such an audit is currently in process and is scheduled to be completed by year end 1997)

10. All representations about Dimension and enhancement descriptions contained in this Addendum shall be made part of the Banker's Reference for purposes of this agreement. However, the initial implementation of an enhancement will be documented by way of a release bulletin.

Agreed for:

Republic National Bank of Miami             Kirchman Corporation

By: /s/ OSCAR BUSTILLO, JR.                 By:_________________________________
   ----------------------------------
Oscar Bustillo, Jr., Chairman and CEO          _________________________________

Date: November 7, 1997                      Date:_______________________________


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                                    EXHIBIT A

Kirchman Corporation agrees to add the following functionality to the Dimension application:

    /bullet/ Software administration and/or account level options, similar to existing available balance options, for Uncollected Balances to include:

             -- Pay or No Pay decisions
             -- To include the items in service charge or account analysis
             -- To accumulate negative collected and current balance interest
             -- To allow uncollected charges and negative interest to be waived.

    /bullet/ Changes to the return item decision screens to include a new coding to reflect uncollected overdrafts

    /bullet/ Incorporate routines in the posting process to recognize an uncollected condition to match the current process for overdraft and unavailable funds

    /bullet/ Update return item reports and notices to include the new uncollected option and information

    /bullet/ Description for uncollected return items on customer statements and combined analysis

    /bullet/ Incorporate buckets and reporting for interest, positive and negative, over cycle period with different interest reporting and pricing for these two conditions:

             (1) Interest on negative collected balances (with positive current balance)
             (2)  Interest on negative current balances.